Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
RiT Technologies Ltd.

Tel Aviv
Israel

        We hereby consent to the incorporation by reference in the Registration Statement of RiT Technologies Ltd. on Form F-3 (File No. 333-90750) and on Form S-8 (File No.‘s 333-07510, 333-07512, 333-08206, 333-13656, 333-90750 and 333-117646) of our report dated March 30, 2005 , relating to the consolidated balance sheets of RiT Technologies Ltd. as of December 31, 2004 and 2003 and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income (loss) and cash flows for each of the three years ended December 31, 2004, which report appears in The Annual Report on Form 20-F of RiT Technologies Ltd. for the fiscal year ended December 31, 2004.

/s/ Somekh Chaikin —————————————— Somekh Chaikin Certified Public Accountants (Isr.) (A member firm of KPMG International) Tel Aviv, Israel March 30, 2005